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                                                               EXHIBIT (c)(11)


                    Amendment to Management Incentive Plan


      RESOLVED, that the Company's Management Incentive Plan be and the same hereby is amended by adding "or other consideration" after the word "securities" in the second sentence of the fifth paragraph of Article VII of such plan, effective March 6, 1994.